Exhibit 10.18

DISGORGEMENT AGREEMENT

This DISGORGEMENT AGREEMENT (this “Agreement”) is made as of January 12, 2015, by and between Paycom Software, Inc., a Delaware corporation (the “Company”), and Robert J. Levenson (“Levenson”).

WHEREAS, the Company’s common stock, $0.01 par value per share (the “Common Stock”), is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, Levenson purchased 1,000 shares of Common Stock on September 9, 2014 in the open market (the “Purchase Transaction”) at a price of $16.22 per share for an aggregate purchase price of $16,220 (the “Share Purchase Price”);

WHEREAS, Levenson is a director of the Company and is subject to the requirements of Section 16 of the Exchange Act;

WHEREAS, the Company intends to conduct an underwritten public offering of shares of Common Stock that are held by certain selling stockholders (the “Offering”);

WHEREAS, Levenson desires to sell 84,000 shares of Common Stock in the Offering, including 20,000 shares of Common Stock that are owned by Lenox Capital Group, LLC (the “Sale Transaction”);

WHEREAS, Levenson’s sale of 1,000 shares of Common Stock in the Sale Transaction would result in a matchable transaction under Section 16(b) of the Exchange Act (“Section 16(b)”) that would be matched with the Purchase Transaction; and

WHEREAS, Levenson wishes to discharge his obligations under Section 16(b) as a result of the Sale Transaction by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. The Company and Levenson both acknowledge and agree with the recitals set forth above.

2. Levenson agrees that he shall pay the Company the entire amount of any profits realized from the sale in the Offering of 1,000 shares of Common Stock, as long as such transaction occurs prior to March 9, 2015, less direct transaction expenses, all in accordance with Section 16(b).

3. In furtherance of Section 2 above, Levenson shall pay, or cause the underwriters of the Offering to pay, to the Company at the closing of the Offering, if the same occurs prior to March 9, 2015, an amount equal to (i) the proceeds payable to Levenson from the sale of 1,000 shares of Common Stock in the Sale Transaction (less direct transaction expenses) minus (ii) the Share Purchase Price (but only to the extent such calculation results in a positive number). Insofar as this Agreement is not intended to and does not limit Levenson’s obligations or liabilities under Section 16(b), Levenson agrees that, if and to the extent he sells additional shares of Common Stock after the closing of the Offering and prior to March 9, 2015 and realizes additional profits within the meaning Section 16(b), he will disgorge any such additional profits to the Company as and in the manner required by Section 16(b).

4. Levenson agrees to provide the Company upon request with written documentation and information regarding any amounts being claimed as a deduction from the profits realized or any direct transaction expenses incurred by Levenson in connection with (a) the Sale Transaction or (b) any other transaction in which he sells shares of Common Stock prior to March 9, 2015 and is required to disgorge additional profits in the manner contemplated by the second sentence of Section 3 above.

5. While this Agreement is intended to provide an accounting and satisfaction of Levenson’s Section 16(b) obligations and liabilities in connection with the Sale Transaction, the parties acknowledge that this Agreement does not limit Levenson’s obligations or liabilities under Section 16(b) with respect to the Sale Transaction or any other transaction by him involving Common Stock.

6. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and no amendments will be effective unless in writing and signed by the parties. This Agreement may be executed in multiple counterparts, including by means of facsimile or e-mail transmission, all of which taken together shall constitute one and the same instrument.

7. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

PAYCOM SOFTWARE, INC.

By:	/s/ Craig E. Boelte
Name: Craig E. Boelte
Title: Chief Financial Officer

ROBERT J. LEVENSON

/s/ Robert J. Levenson
Robert J. Levenson

Signature Page to Disgorgement Agreement